First Quarter 2020 Financial Results and Dividend Payment

FHLBank Pittsburgh announced today the following first quarter 2020 financial highlights:

•	Net income of $35.9 million

•	Advances at $78.1 billion

•	Retained earnings at $1.3 billion

These results reflect our membership’s activity and allow the cooperative to set aside a meaningful contribution to our affordable housing programs.

Additionally, FHLBank’s Board of Directors declared quarterly dividends of:

•	6.25 percent annualized on activity stock

•	3.00 percent annualized on membership stock

Dividends will be calculated on your institution’s average capital stock held from Jan. 1 to March 31, 2020, and will be credited to your Demand Deposit Account (DDA) tomorrow, April 30. To estimate the amount of your institution’s dividend payment, please use the “Capital Stock Dividend Calculator” on Bank4Banks®.

While we anticipated maintaining dividend levels similar to those paid in 2019, as we noted previously, the payment and level of any dividends are always subject to changing market and business conditions. Given rapidly falling interest rates and lower net income, the dividend rates based on first quarter of 2020 financial results are reflective of, and in line with, FHLBank’s performance during the quarter. The dividend rates also demonstrate that FHLBank continues to return value to its members.

Throughout the remainder of the year, we will continue to assess the potential impact of the market and business conditions on FHLBank's financial performance and the level of dividends. Those conditions can be unpredictable, and their impact on the FHLBank’s results of operations and financial condition may result in the potential for lower dividend levels.

More information is included in the attached release. As a reminder, our quarterly member conference call is scheduled for Tuesday, May 5, at 9 a.m. Click here to register for the call.

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April 29, 2020 | 20-47